Exhibit 99.11

ISSN 1718-8377

Volume 8, number 7	February 28, 2014

AS AT NOVEMBER 30, 2013

Highlights for November 2013

❑	Budgetary revenue in November amounts to $5.6 billion, up $201 million compared to last year. Own-source revenue amounts to $4.3 billion while federal transfers stand at $1.4 billion.
❑	Program spending amounts to $5.1 billion, up $357 million compared to last year.
❑	Debt service stands at $684 million, up $30 million compared to last year.
❑	A deficit of $8 million on consolidated budgetary transactions was posted for November 2013, compared with a surplus of $29 million for November 2012.
❑	Taking the $94 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $102 million for November 2013.

On the basis of the cumulative results as at November 30, 2013, the budget deficit, within the meaning of the Balanced Budget Act, amounts to $1.9 billion. As announced in the 2014-2015 Budget last February 20, the budget deficit objective is set at $2.5 billion for fiscal year 2013-2014.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

	November		April to November			2014-2015 Budget
							Forecast
							Growth
	2012	2013	2012-2013		2013-2014	2013-2014%
BUDGETARY REVENUE
Own-source revenue	4 212	4 273	33 219	[1]	33 953	53 148	2.5
Federal transfers	1 235	1 375	9 943		10 989	16 669	6.1
Total	5 447	5 648	43 162		44 942	69 817	3.3
BUDGETARY EXPENDITURE
Program spending	- 4 764	- 5 121	- 40 280		- 41 745	- 63 825	2.5
Debt service	- 654	- 684	- 5 172		- 5 634	- 8 510	9.6
Total	- 5 418	- 5 805	- 45 452		- 47 379	- 72 335	3.3
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	- 50	88	808		667	220	—
Health and social services and education networks	- 26	- 33	- 135		- 152	- 77	—
Generations Fund	76	94	560		675	1 072	—
Total	0	149	1 233		1 190	1 215	—
Exceptional loss-closing of the Gentilly-2 generating station	—	—	- 1 805		—	—	—
Contingency reserve	—	—	—		—	- 125	—
SURPLUS (DEFICIT)	29	- 8	- 2 862		- 1 247	- 1 428	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	- 76	- 94	- 560		- 675	- 1 072	—
Exceptional loss-closing of the Gentilly-2 generating station [3]	—	—	1 805		—	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 47	- 102	- 1 617		- 1 922	- 2 500	—

(1)	Excluding the exceptional loss $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.
(2)	The details of these transactions by type of entity are shown on page 5 of this report.
(3)

Since this is a one-time event independent of the management of the government’s day-to-day operations, the Balanced Budget Act was amended on June 14, 2013 to exclude from the budgetary balance the exceptional loss resulting from the closure of the Gentilly-2 nuclear power plant.

CUMULATIVE RESULTS AS AT NOVEMBER 30, 2013

Budgetary balance

❑            For the period from April to November 2013, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $1.9 billion.

❑            For fiscal year 2013-2014 as a whole, the 2014-2015 Budget tabled February 20, 2014, forecasts a budget deficit of $2.5 billion.

Budgetary revenue

❑             From April 1 to November 30, 2013, budgetary revenue amounts to $44.9 billion, $1.8 billion more than as at November 30, 2012.

—           Own-source revenue stands at $34.0 billion, $734 million more than last year.

—           Federal transfers amount to $11 billion, up $1 046 million compared to November 30, 2012. They take into account $691 million stemming from the payment by the federal government of $1 467 million1 corresponding to the second portion of the financial compensation arising from the harmonization of the Québec sales tax (QST) with the federal goods and services tax (GST).

Budgetary expenditure

❑            Since the beginning of the fiscal year, budgetary expenditure amounts to $47.4 billion, an increase of $1.9 billion, or 4.2%, compared to last year.

For the first eight months of the fiscal year, program spending rose by $1 465 million, or 3.6%, and stands at $41.7 billion. The increase forecast for 2013-2014 in the 2014-2015 Budget is 2.5%. Measures have been taken in order to meet the program spending growth objectives.

—           The most significant changes are in the Health and Social Services ($767 million) and the Education and Culture ($460 million) missions.

Debt service amounts to $5.6 billion, up $462 million or 8.9 % compared to last year.

1              Accounting for revenues from the federal compensation for the harmonization of sales taxes is in accordance with public sector accounting standards and takes into account the conditions laid down in the agreement. These conditions include the implementation of the harmonisation of the QST with the GST on 1 January 2013, as well as the implementation of a mechanism for payment and rebate of taxes by governments and some of their mandataries as of April 1, 2013. In addition, revenues must be recognized at the rate the expenditures funded by such compensation are recognized. Thus, as indicated at page C.24 by 2012-2013 Budget Plan, the first payment of $733 million was recorded in the last three months of 2012-2013, at the same pace as debt service expenditures. The second installment, an amount of $1 467 million, is distributed throughout 2013-2014, i.e. at the same pace as the corresponding expenditures of debt service and the FINESSS, at the rate of $122 million per month.

Consolidated entities

❑            As at November 30, 2013, the results of consolidated entities show a surplus of $1 190 million. These results include:

—           a surplus of $667 million for non-budget-funded bodies and special funds;

—           revenue dedicated to the Generations Fund of $675 million;

—           a $152 million deficit for the health and social services and the education networks.

Net financial requirements

❑            As at November 30, 2013, consolidated net financial requirements stand at $5.5 billion, an increase of $523 million compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	November			April to November
	2012	2013	Change	2012-2013		2013-2014	Change
BUDGETARY REVENUE
Own-source revenue	4 212	4 273	61	33 219	[1]	33 953	734
Federal transfers	1 235	1 375	140	9 943		10 989	1 046
Total	5 447	5 648	201	43 162		44 942	1 780
BUDGETARY EXPENDITURE
Program spending	- 4 764	- 5 121	- 357	- 40 280		- 41 745	- 1 465
Debt service	- 654	- 684	- 30	- 5 172		- 5 634	- 462
Total CONSOLIDATED ENTITIES[2]	- 5 418	- 5 805	- 387	- 45 452		- 47 379	- 1 927
Non-budget-funded bodies and special funds	- 50	88	138	808		667	- 141
Health and social services and education networks	- 26	- 33	- 7	- 135		- 152	- 17
Generations Fund	76	94	18	560		675	115
Total	0	149	149	1 233		1 190	- 43
Exceptional loss-closing of Gentilly-2 generating station	—	—	—	- 1 805		—	1 805
SURPLUS (DEFICIT)	29	- 8	- 37	- 2 862		- 1 247	1 615
Consolidated non-budgetary requirements	- 1 053	- 1 673	- 620	- 2 126		- 4 264	- 2 138
CONSOLIDATED NET FINANCIAL REQUIREMENTS	- 1 024	- 1 681	- 657	- 4 988		- 5 511	- 523

(1)        Excluding the exceptional loss of $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.

(2)        The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE
(millions of dollars)	(Unaudited data)

	November			April to November
			Change					Change
Revenue by source	2012	2013	%	2012-2013		2013-2014%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 655	1 582	- 4.4	12 140		12 499		3.0
Contributions to Health Services Fund	535	512	- 4.3	4 333		4 502		3.9
Corporate taxes	209	87	- 58.4	2 064		1 640		- 20.5
Consumption taxes	1 241	1 545	24.5	10 711		11 607		8.4
Others sources	137	150	9.5	1 272		1 099		- 13.6
Total own-source revenue excluding government enterprises	3 777	3 876	2.6	30 520		31 347		2.7
Revenue from government enterprises	435	397	- 8.7	2 699	[1]	2 606		- 3.4
Total own-source revenue	4 212	4 273	1.4	33 219		33 953		2.2
Federal transfers
Equalization	616	653	6.0	4 928		5 222		6.0
Protection payment	30	—	—	241		—		—
Health transfers	394	446	13.2	3 189		3 477		9.0
Transfers for post-secondary education and other social programs	121	126	4.1	994		1 022		2.8
Other programs	74	64	- 13.5	591		577		- 2.4
Subtotal	1 235	1 289	4.4	9 943		10 298		3.6
Harmonization of the QST with the GST – Compensation	—	86	—	—		691	[2]	—
Total federal transfers	1 235	1 375	11.3	9 943		10 989		10.5
BUDGETARY REVENUE	5 447	5 648	3.7	43 162		44 942		4.1

(1)        Excluding the exceptional loss of $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.

(2)        In addition to this amount, $287 million is allocated to the Fund to Finance Health and Social Services Institutions (FINESSS), which is part of the results of consolidated entities, thus bringing the total compensation for the period from April to November 2013 to $978 million.

GENERAL FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	November			April to November
			Change			Change
Expenditures by mission	2012	2013	%	2012-2013	2013-2014%
Program spending
Health and Social Services	2 196	2 330	6.1	19 510	20 277	3.9
Education and Culture	1 365	1 486	8.9	10 545	11 005	4.4
Economy and Environment	369	484	31.2	3 474	3 637	4.7
Support for Individuals and Families	537	520	- 3.2	4 143	4 199	1.4
Administration and Justice	297	301	1.3	2 608	2 627	0.7
Total program spending	4 764	5 121	7.5	40 280	41 745	3.6
Debt service	654	684	4.6	5 172	5 634	8.9
BUDGETARY EXPENDITURE	5 418	5 805	7.1	45 452	47 379	4.2

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	November 2013
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	815	94	44	418	1 964	—	3 335	- 1 810	1 525
EXPENDITURE
Expenditure	- 609	—	- 44	- 418	- 1 828	- 33	- 2 932	1 723	- 1 209
Debt service	- 162	—	—	—	- 92	—	- 254	87	- 167
TOTAL	- 771	—	- 44	- 418	- 1 920	- 33	- 3 186	1 810	- 1 376
RESULTS	44	94	—	—	44	- 33	149	—	149

	April to November 2013
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	7 057	675	478	3 934	15 271	—	27 415	- 14 842	12 573
EXPENDITURE
Expenditure	- 5 299	—	- 478	- 3 934	- 14 329	- 152	- 24 192	14 126	- 10 066
Debt service	- 1 276	—	—	—	- 757	—	- 2 033	716	- 1 317
TOTAL	- 6 575	—	- 478	- 3 934	- 15 086	- 152	- 26 225	14 842	- 11 383
RESULTS	482	675	—	—	185	- 152	1 190	—	1 190

(1)   The results of the networks are presented according to the modified equity accounting method.

(2)   Consolidation adjustments include the elimination of program spending of the general fund.

For more information, contact the Direction des communications of the Ministère des Finances et de l’Économie du Québec at 418 528-7382.

The report is available on the Ministère des Finances et de l’Économie website: www.finances.gouv.qc.ca.